UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
September 20, 2024

MultiPlan Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-39228	84-3536151
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

115 Fifth Avenue
New York, New York 10003
(212) 780-2000
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Shares of Class A Common Stock, $0.0001 par value per share	MPLN	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.03. Material Modification to Rights of Security Holders.
On September 20, 2024, MultiPlan Corporation (the “Company”), filed a Certificate of Amendment to its Amended and Restated Certificate of Incorporation (the “Amendment”) with the Secretary of State of the State of Delaware to effect a 1-for-40 reverse stock split (the “Reverse Stock Split”) of the Company’s shares of Class A common stock, $0.0001 par value (“Common Stock”).
As previously disclosed, at a special meeting of stockholders held on September 9, 2024 (the “Special Meeting”), the Company’s stockholders approved a Reverse Stock Split with a ratio of not less than 1-for-15 and not greater than 1-for-40, with the exact ratio and effective time of the Reverse Stock Split, if any, to be determined by the Company’s board of directors (the “Board”) at any time within one year of the date of the Special Meeting. On September 10, 2024, the Board approved a Reverse Stock Split with a ratio of 1-for-40.
Pursuant to the Amendment, the Reverse Stock Split was effective at 5:00 p.m. Eastern Time on September 20, 2024 (the “Split Effective Time”), and the Common Stock will be begin trading on the New York Stock Exchange on a post-split basis when the market opens on September 23, 2024. The Company’s post-split Common Stock has a new CUSIP number, 62548M 209, but the par value and other terms of the Common Stock were not affected. The trading symbol of the Company’s Common Stock will continue to be “MPLN.”
At the Split Effective Time, each share of Common Stock was reclassified into one fortieth (1/40th) of a share of issued and outstanding Common Stock.
Proportional adjustments will also be made to: (1) all then-outstanding warrants exercisable for Common Stock, such that fewer shares would underlie such securities and the purchase price per share will be increased; (2) all then-outstanding awards, including, without limitation, those issued under the Company’s 2020 Omnibus Incentive Plan, as amended, such that fewer shares of Common Stock would underlie such awards and the exercise price per share of the options will be increased; (3) the number of shares of Common Stock then-available for issuance under each of the Company’s 2020 Omnibus Incentive Plan, as amended, and the Company’s 2023 Employee Purchase Plan, such that fewer shares will be available for issuance under both plans; and (4) the number of shares of Common Stock issuable upon conversion of the Company’s then-outstanding 6.00% / 7.00% Convertible Senior PIK Toggle Notes due 2027, such that fewer shares would be issuable upon conversion of such notes and the conversion price will be increased.
No fractional shares of Common Stock will be issued as a result of the Reverse Stock Split. Stockholders who would otherwise be entitled to a fractional share of Common Stock are instead entitled to receive a cash payment (without interest) in an amount equal to their respective pro rata share of the net proceeds of the sale of the fractional shares. The Reverse Stock Split will not affect the number of authorized shares of Common Stock or the par value of Common Stock.
The foregoing description of the Amendment and the Reverse Stock Split set forth above does not purport to be complete and is qualified in its entirety by reference to the Amendment. A copy of the Amendment is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
The disclosures set forth in Item 3.03 of this Current Report on Form 8-K are incorporated into this Item 5.03 by reference.
Item 8.01. Other Events.
On September 20, 2024 the Company issued a press release announcing the Reverse Stock Split. A copy of the press release is being filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits
(d) Exhibits.

Exhibit Number	Description

3.1	Certificate of Amendment to Amended and Restated Certificate of Incorporation of MultiPlan Corporation filed September 20, 2024.

99.1	Press release dated September 20, 2024.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:    September 20, 2024

                                MultiPlan Corporation

                                By:     /s/ Douglas Garis
                                Name:    Douglas Garis
                                Title:    Executive Vice President and Chief Financial Officer